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                                                                    Exhibit 12.1

                             Giant Industries, Inc.
               Computation of Ratio of Earnings to Fixed Charges
                             (Thousands of Dollars)

                                                                            Year Ended December 31,
                                                  -------------------------------------------------------------------------
                                                    2003            2002             2001            2000            1999
                                                  --------        --------         --------        --------        --------
Earnings:
Earnings (Loss) from Continuing Operations        $ 12,337        $(11,099)        $ 13,845        $  7,858        $ 10,615
Provision (Benefit) for Income Taxes                 7,971          (7,477)           8,702           3,820           5,743
Fixed Charges                                       45,492          41,611           27,682          28,145          27,375
                                                  --------        --------         --------        --------        --------
Subtotal                                            66,250          23,035           50,229          39,823          43,733

Less: Interest Capitalized                              --              --               --              62             183
                                                  --------        --------         --------        --------        --------

Earnings Available for Fixed Charges              $ 66,250        $ 23,035         $ 50,229        $ 39,761        $ 43,550
                                                  ========        ========         ========        ========        ========

Fixed Charges:
Interest Expensed and Capitalized                 $ 38,993        $ 36,308         $ 24,098        $ 24,473        $ 23,330
Amortized Financing Fees                             4,696           3,256              764              --              --
Interest Estimate Within Rental Expense              2,253           2,047            2,820           3,672           4,045
                                                  --------        --------         --------        --------        --------
Total Fixed Charges                               $ 45,942        $ 41,611         $ 27,682        $ 28,145        $ 27,375
                                                  ========        ========         ========        ========        ========

Deficiency                                             N/A        $ 18,576              N/A             N/A             N/A

Ratio of Earnings to Fixed Charges                    1.44            0.55             1.81            1.41            1.59
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